Exhibit 23.3

Consent of Independent Auditor

The Board of Managers

Parsley Energy, LLC:

We consent to the use of our report dated April 11, 2014, with respect to the statements of revenues and direct operating expenses of properties acquired by Parsley Energy, L.P. from Merit Management Partners I, L.P., Merit Management Partners II, L.P., Merit Management Partners III, L.P., Merit Management Partners IV, L.P., Merit Energy Partners III, L.P., Merit Energy Partners III-C, L.P., Merit Energy Partners D-III, L.P., Merit Energy Partners E-III, L.P., and Merit Energy Partners F-III, L.P. for the years ended December 31, 2013 and 2012, contained in the prospectus, filed on May 12, 2014, related to the Registration Statement on Form S-1 (File No. 333-195230), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

May 22, 2014